EXHIBIT 99.1

                                         .......................................
                                         Growing in the mainstream sector of the
          G                                                 Natural Gas Industry
gateway energy corporation......................................................
                                                            Trading Symbol: GNRG

NEWS RELEASE

FOR IMMEDIATE RELEASE      Contact:  Brad Holmes, Investor Relations
                                     (713) 654-4009 or
                                     Chris Rasmussen, CFO
                                     (713) 336-0844

            Gateway Energy Corporation Adopts Stockholder Rights Plan

Houston - (PR Newswire) - February 26, 2010 - Gateway Energy Corporation (OTCBB:
GNRG) ("Gateway") announced that today its board of directors adopted a stockholder rights plan. The rights plan is similar to plans adopted by many other companies.

The rights plan was adopted in response to the accumulation of shares of Gateway common stock and voting rights by Frederick M. Pevow, Jr. and his affiliate and discussions between Mr. Pevow and Gateway in which Mr. Pevow indicated an interest in acquiring Gateway for a price of between $0.40 and $0.45 per share. He previously informed a Gateway director, John Raasch, of his intentions to acquire control of the board of directors at the next annual meeting.

Pursuant to filings Mr. Pevow made with the Securities and Exchange Commission, Gateway understands that Mr. Pevow owns, or has the right to acquire, approximately 11.8% of Gateway's outstanding common stock. The filings also disclose that he has acquired from Josh Buterin pursuant to a voting agreement the right to vote an additional 6.6% of the outstanding shares of Gateway common stock for the election of directors at Gateway's next annual meeting of stockholders. The board of directors adopted the rights plan in order to insure, to the extent possible, that all stockholders receive fair and equal treatment in the event of a proposed takeover, and to protect the company and its stockholders from abusive acquisition tactics and inadequate or coercive takeover bids.

In addition, On February 22, 2010, Mr. Pevow indicated to Gateway that he would be willing to sell his shares back to Gateway if Gateway sold him its Waxahachie distribution system. In the same meeting, Mr. Pevow represented that he was not soliciting proxies, however, according to Mr. Pevow's filings he acquired Mr. Buterin's proxy the next day. Gateway also believes that he may be soliciting proxies from other Gateway shareholders.

Steve Cattron, Chairman of the Board of Gateway stated "The board of directors of Gateway unanimously approved the adoption of the stockholder rights plan with the intention of encouraging Mr. Pevow to deal directly with the board and


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express his intentions publicly to the shareholders. We are very concerned that if Mr. Pevow can acquire a controlling interest in our shares of Common Stock, that he would have the corporate power to cash out the remaining shareholders at his proposed $0.40 to $0.45 price. We believe the rights plan will allow the board to negotiate on behalf of the shareholders in an open and reasonable manner."

Robert Panico, President and Chief Executive Officer of Gateway stated, "The board of directors believes that the stockholder rights plan provides an effective and reasonable means of preserving for the company's stockholders the long-term value of the company in the event of an attempted takeover. The rights plan will not prevent an appropriate transaction that the board of directors believes is in the best interests of stockholders."

In conjunction with the rights plan, the board of directors has declared a dividend of one Preferred Stock Purchase Right for each outstanding share of common stock. The dividend will be distributed on March 10, 2010 to stockholders of record as of the close of business on that date.

The distribution of rights is not taxable to Gateway or the stockholders. Until the rights become exercisable, the rights will not be represented by separate certificates and will trade with Gateway's common stock.

Subject to certain exceptions, the rights will be exercisable only if a person or group acquires 15% or more of Gateway's outstanding common stock or announces a tender or exchange offer which would result in ownership of 15% or more of the common stock.

Each right will initially entitle the holder to purchase one ten-thousandth of a newly issued share of Series A Preferred Stock of the company at an exercise price of $1.87, subject to adjustment. If a person or group acquires 15% or more of the outstanding stock, each holder of a right, other than the acquiring persons, will no longer have the right to purchase Preferred Stock, but will instead have the right to purchase a number of shares of Gateway's common stock at half of the then current market price of those shares. In the event of a subsequent merger or other business combination transaction, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity at half of the then current market price of those shares.

Gateway's board of directors will be entitled to redeem the rights for $0.001 per right at any time prior to a person or group exceeding the ownership limits in the rights plan. The rights will expire in 10 years, unless earlier redeemed or exchanged by Gateway.

The company will file with the Securities and Exchange Commission a Current Report on Form 8-K describing the rights plan. The Form 8-K will include a copy of the Rights Agreement containing the full text of the rights plan as an exhibit. A summary of the terms of the rights plan will be mailed to each stockholder of record as of the close of business on March 10, 2010.

About Gateway Energy

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems in Texas, Texas state waters and in federal waters of the Gulf of Mexico off the Texas and Louisiana coasts. Gateway gathers offshore wellhead natural gas production and liquid hydrocarbons from producers, and then aggregates this production for processing and transportation to other pipelines. Gateway also transports gas through its onshore systems for non-affiliated shippers and through its affiliated distribution system and makes sales of natural gas to end users.

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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